Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Regencell Bioscience Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary share, par value US$0.00001 per share	(1)	457(r)		$	$500,000,000.00	0.0001381	$69,050.00

Total Offering Amounts:							$500,000,000.00		69,050.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$69,050.00

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Offering Note(s)

(1)	The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities registered hereunder. In accordance with the terms of the sales agreement entered into between the Registrant and the Sales Agent (as defined therein) on March 30, 2026 with respect to an at-the-market offering, the Registrant may offer and sell its ordinary shares, having an aggregate offering price of up to $500,000,000, from time to time through the Sales Agent, subject to certain limitations.